UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

Commission file number: 000-31329

ROYAL SPRING WATER INC.
(FORMERLY EASY.COM, INC.)

(Name of small business issuer in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14553 Delano Street Suite 217, Van-Nuys CA, 91411
(Address of principal executive offices)

Issuer’s telephone number: (818) 902-3690

14 Pico Crescent, Thornhill, Ontario L4J 8P4
(Former name or former address, if changed since the last report)

ITEM 4.01. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On March 14, 2005 Michael Johnson & Co. LLC. was terminated as the Company’s independent auditor. Since its engagement on November 11 2004 to its termination on March 14, 2005, Michael Johnson & Co. LLC. had acted as the Registrant’s independent registered public accounting firm. The reports of independent registered public accounting firm Michael Johnson & Co. LLC. on the financial statements of the Registrant and its subsidiaries for the years ended August 31, 2004 and August 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. However, such reports contained an explanatory paragraph regarding the substantial doubt on the Company’s ability to continue as a going concern relating to the reports for the years presented. The termination of Michael Johnson & Co. LLC. was accepted by our board of directors.

During the years ended August 31, 2004 and August 31, 2003 and subsequent period through to March 2005, there were no disagreements with Michael Johnson & Co. LLC. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Michael Johnson & Co. LLC., would have caused it to make reference to the subject matter of the disagreement in connection with its report; nor has Michael Johnson & Co. LLC. ever presented a written report, or otherwise communicated in writing to the Registrant or its board of directors the existence of any “reportable event or default” as defined in (iv) of Regulation S-B Item 304 (a)(1).

Michael Johnson & Co. LLC. has provided the Registrant with a letter addressed to the Securities and Exchange Commission as required by Item 304(a)(3) of Regulation S-B, so that Registrant can file such letter with he Commission. The letter is attached as an exhibit hereto.

In February 2006 the Company appointed, as its new auditor, Grobstein, Horwath & Company LLP, Certified Public Accountants, whose address is 15233 Ventura Boulevard, Ninth Floor, Sherman Oaks, California 91403. The effective date of engagement agreed to by the parties was February 6, 2006.

Prior to their appointment of the new independent registered public accounting firm, the Company did not consult with the new auditor on the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 16. Letter from Michael Johnson & Co., LLC regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL SPRING WATER INC.

By: /s/ Harel Goldstein
Chief Financial Officer
August 21, 2006